Exhibit 99.1

Candel Therapeutics Receives FDA Fast Track Designation for CAN‑2409 in Pancreatic Cancer

NEEDHAM, Mass., December 12, 2023 (GLOBE NEWSWIRE) — Candel Therapeutics, Inc. (Candel or the Company) (Nasdaq: CADL), a clinical stage biopharmaceutical company focused on developing multimodal biological immunotherapies to help patients fight cancer, today announced that the U.S. Food and Drug Administration (FDA) granted Fast Track Designation for its lead investigational adenovirus asset CAN-2409 plus prodrug (valacyclovir) for the treatment of patients with pancreatic ductal adenocarcinoma (PDAC) to improve overall survival.

“We are pleased with the FDA's decision to grant Fast Track Designation for CAN-2409 in pancreatic cancer,” said Paul Peter Tak, MD, PhD, FMedSci, President and CEO of Candel. “This milestone follows our first interim data report from the randomized phase 2 clinical trial in patients with borderline resectable PDAC that showed prolonged and sustained survival after experimental treatment with CAN-2409, especially when compared to real-world data on patients receiving radiotherapy treatment. Candel remains on track to release updated overall survival data from the interim analysis of this clinical trial in the second quarter of 2024. We are grateful to the patients, caregivers, investigators and clinical sites that have taken part in this clinical trial.”

In November 2023, the Company presented encouraging overall survival and immunological biomarker data based on an interim analysis of the randomized, phase 2 clinical trial of CAN-2409 plus prodrug together with standard of care (SoC) neoadjuvant chemoradiation followed by resection for borderline resectable non-metastatic PDAC at the Society for Immunotherapy of Cancer (SITC) Annual Meeting. An estimated survival rate of 71.4% at both 24 and 36 months in patients who received 2 or 3 injections of the CAN-2409 plus prodrug regimen, together with SoC chemoradiation prior to surgery was observed, versus only 16.7% estimated survival at both 24 and 36 months in patients treated with SoC chemoradiation prior to surgery alone. In parallel, the immunological changes observed in the resected pancreatic tissue after CAN-2409 administration suggested that this investigational treatment can activate an effective immunologic antitumoral response in this otherwise “cold” tumor.

About Candel Therapeutics

Candel is a clinical stage biopharmaceutical company focused on developing off-the-shelf multimodal biological immunotherapies that elicit an individualized, systemic anti-tumor immune response to help patients fight cancer. Candel has established two clinical stage multimodal biological immunotherapy platforms based on novel, genetically modified adenovirus and herpes simplex virus (HSV) gene constructs, respectively. CAN-3110 is the lead product candidate from the HSV platform and is currently in an ongoing investigator-sponsored phase 1 clinical trial in recurrent high-grade glioma (HGG). In addition, Candel’s enLIGHTEN™ Discovery Platform is a systematic, iterative HSV-based discovery platform leveraging human biology and advanced analytics to create new viral immunotherapies for solid tumors. CAN-2409 is the lead product candidate from the adenovirus platform and is currently in ongoing clinical trials in non-small cell lung cancer (NSCLC) (phase 2), borderline resectable pancreatic cancer (phase 2), and localized, non-metastatic prostate cancer (phase 2 and phase 3).

For more information about Candel, visit: www.candeltx.com

About the Phase 2 Clinical Trial of CAN-2409 in Non-Metastatic Pancreatic Cancer

This randomized, open-label phase 2 clinical trial is designed to evaluate the safety, preliminary efficacy, and biologic activity of a 2-3 injection regimen of CAN-2409 plus prodrug (valacyclovir or acyclovir) in patients with borderline resectable PDAC who are being treated with neoadjuvant chemoradiation prior to resection. After a protocol amendment in 2022, when enrollment of patients with locally advanced PDAC was discontinued, the clinical trial was designed to exclusively focused on borderline resectable disease. The clinical trial remains active but is not currently enrolling new patients. In a previously completed phase 1b clinical trial, a highly significant increase in the number of CD8+ tumor infiltration lymphocytes was demonstrated at the site of the tumor after CAN-2409 treatment.

About CAN-2409

CAN-2409, Candel’s most advanced multimodal biological immunotherapy candidate, is an investigational off-the-shelf replication-defective adenovirus designed to deliver the herpes simplex virus thymidine kinase (HSV-tk) gene to a patient’s specific tumor and induce an individualized, systemic immune response against the disease. HSV-tk is an enzyme that locally converts orally administered valacyclovir into a toxic metabolite that kills nearby cancer cells. Together, this regimen is designed to induce an individualized and specific CD8+ T cell mediated response against the injected tumor and uninjected distant metastases for broad anti-tumor activity, based on in situ vaccination against a variety of tumor antigens. Because of its versatility, CAN-2409 has the potential to treat a broad range of solid tumors. Encouraging monotherapy activity as well as combination activity with standard of care radiotherapy, surgery, chemotherapy, and immune checkpoint inhibitors have previously been shown in several preclinical and clinical settings. Furthermore, to date, more than 950 patients have been dosed with CAN-2409 with a favorable tolerability profile to date, supporting the potential for combination with other therapeutic strategies without inordinate concern of overlapping adverse events.

Currently, Candel is evaluating the effects of treatment with CAN-2409 in NSCLC, borderline resectable PDAC, and localized, non-metastatic prostate cancer in ongoing clinical trials. CAN-2409 has been granted Fast Track Designation by the FDA for treatment of PDAC or stage III/IV NSCLC in patients who are resistant to first line PD-(L)1 inhibitor therapy and who do not have activating molecular driver mutations or have progressed on directed molecular therapy. The Company’s pivotal phase 3 clinical trial in prostate cancer is being conducted under a Special Protocol Assessment by FDA.

About Pancreatic Ductal Adenocarcinoma (PDAC)

Pancreatic cancer is a highly lethal malignancy, and is the fourth leading cause of cancer-related death in the United States among both men and women. Based on the National Cancer Institute, Surveillance, Epidemiology and End Results (SEER) database, pancreatic cancer is expected to account for 3.3% of all new cancer cases, with an estimated 64,050 new cases and estimated 50,550 deaths in 2023.Effective therapeutics for pancreatic cancer, including PDAC, which accounts for 90% of all pancreatic carcinomas, are urgently needed.

Surgical resection offers the only chance of cure, thus a major therapeutic goal for subjects with non-metastatic disease is to achieve complete tumor resection. Surgical treatment (pancreaticoduodenectomy, also known as the Whipple procedure) or total or distal pancreatectomy (depending on tumor location) is generally the recommended treatment for patients diagnosed with resectable cancer; the addition of adjuvant chemotherapy has been shown to only slightly improve survival rates (20 to 23 months). To this end, there has been increasing use of neoadjuvant chemotherapy and chemoradiation regimens for subjects with borderline resectable pancreatic ductal adenocarcinoma. Neoadjuvant regimens are intended to debulk the tumor, thereby increasing the proportion of patients who may become eligible for surgical resection and achieve complete resection (i.e., resection with negative margins, designated ‘R0 resection’). Unfortunately, even when an R0 resection is initially achieved, cures remain elusive as most patients experience disease recurrence due to residual micrometastatic disease. In a recent meta-analysis of 20 studies representing 283 patients with borderline resectable PDAC, neoadjuvant FOLFIRINOX with or without radiotherapy, median OS was only 22.2 months (95% CI, 18.8 to 25.6 months).

Immunotherapy with PD-1 antibodies with or without CTLA-4 antibodies has been uniformly unsuccessful in patients with PDAC due to the dense stroma that surrounds PDAC tissue and the absence of tumor infiltrating lymphocytes.

About Fast Track Designation

Fast Track Designation is a program designed to facilitate the development and expedite the review of medicines with the potential to treat serious conditions and fulfill an unmet medical need. An investigational medicine that receives Fast Track Designation may be eligible for more frequent interactions with the FDA to discuss the candidate’s development plan and, if relevant criteria are met, may be eligible for accelerated approval and priority review.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding the timing and advancement of development programs, including key data readout milestones , including CAN-2409 in pancreatic cancers such as PDAC expectations regarding the therapeutic benefit of its programs; and expectations regarding cash runway and expenditures. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the timing and advancement of development programs; expectations regarding the therapeutic benefit of the Company’s programs; that final data from our pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; the Company’s ability to efficiently discover and develop product candidates; the Company’s ability to obtain and maintain regulatory approval of product candidates; the Company’s ability to maintain its intellectual property; the implementation of the Company’s business model, and strategic plans for the Company’s business and product candidates, and other risks identified in the Company’s SEC filings, including the Company’s most recent Annual Report on Form 10-K filed with the SEC, and subsequent filings with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

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